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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      THE UNITED COMPANY SHAREHOLDER GROUP
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------
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UNITED COMPANY SHAREHOLDER GROUP SENDS LETTER TO BIRMINGHAM STEEL BOARD OF
DIRECTORS

Bristol, Va. - Nov. 29, 1999 - [NYSE: BIR] - The United Company Shareholder Group today said it sent the following letter to the Board of Directors of Birmingham Steel.


November 29, 1999


Board of Directors
Birmingham Steel Corporation
1000 Urban Center Drive
Birmingham, Alabama  35242

         RE:      BIRMINGHAM STEEL CORPORATION

Gentlemen:

         We are writing to reply to your letter of November 28, 1999 and dialogue between our respective representatives on November 26-28 to state our position with respect to the issues discussed. We continue to be willing to meet with representatives of the Board of Directors ("BOARD") of Birmingham Steel Corporation ("BIR") to the extent there is any realistic possibility of a meaningful compromise.

         The only conditions we imposed on a meeting were that the BOARD be willing to replace a majority of the existing BOARD with nominees appointed by the United Group and that Mr. Garvey be replaced by John Correnti as Chief Executive Officer and Chairman of the Board. Your letter stated that we had two conditions required in order to conduct a meeting, one of which was modification of the Executive Severance Plan.

         We continue to be appalled at the 50% increase in the Executive Severance Plan as well as modifications to certain long term employment contracts and the granting of additional long term employment contracts when BIR was in default on its loan agreements and when the BOARD had voted to implement a restructuring that caused an almost 50% reduction in shareholder value. Although we have advised you that we have not agreed to accept the September modifications to the Executive Severance Plan as binding on BIR, we did not make the modification of that plan a condition to our willingness to meet.

         The purpose of our proxy solicitation has been to remove Mr. Garvey as Chairman and CEO and replace him with John Correnti and to provide Mr. Correnti with a Board of Directors, a majority of whom are solidly behind his vision for BIR. We cannot accept anything short of this

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November 29, 1999
Page 2


goal. On November 28, 1999, representatives of the BOARD stated that the BOARD could not accept this condition. We, therefore, doubt that a meeting at this time would be productive.

         It is also our understanding that you have proposed that the BOARD may be willing to offer shareholders alternative slates, one consisting of the current BOARD and the other consisting of those proposed by the United Group. If this proposal were accepted, the goal would be to allow for the election of the BOARD chosen by the shareholders. It is our understanding, however, that any such arrangement would require: (i) a significant delay in the date of the shareholder meeting in order to re-circulate shareholder information and proxies, (ii) that the United Group agree to abandon its efforts to obtain proxies to replace the BOARD by consent action, (iii) that the United Group agree to accept the terms of the Executive Severance Plan as modified in September, without challenge, and (iv) that the United Group agree not to pursue any action against current BOARD members in the event that the United Group determines that actions taken or approved by the current BOARD were in breach of their obligations to BIR, its shareholders, or a violation of the securities laws.

         We believe that the conditions you have placed on this proposal are not acceptable. BIR cannot afford any further delay. We believe that new management must be put into place immediately in order to improve operations and begin the process of rebuilding BIR. We, therefore, intend to continue on our current course to pursue obtaining proxies to replace the BOARD by written consent, and if we are not successful then to replace the BOARD at the December 2, 1999 scheduled annual meeting. We believe that the conditions proposed by the BOARD are not in the best interests of the shareholders.

         We have been consistent in our willingness to discuss with the BOARD any alternative that would result in Mr. Correnti being named as Chairman and Chief Executive Officer with a majority BOARD fully in support of him, and we have been disappointed to learn that in spite of your earlier indications that all matters are on the table for discussion, you have never been willing to seriously discuss replacing Mr. Garvey with Mr. Correnti or replacing a majority of the BOARD with directors who would support Mr. Correnti. We remain willing to meet with representatives of the BOARD if the BOARD is willing to meet this single condition. We are aware that because of the escalating verbal battle between the competing parties in this proxy contest some or all of the current directors of BIR may not be interested in serving on the BOARD with the United Company's nominees, but it is still possible for the existing BOARD to act in the interests of the shareholders by electing the slate proposed by the United Group prior to the annual meeting.

         As always, the interests of the United Group continue to be to enhance shareholder value and to act in the best interests of the shareholders of BIR. If the BOARD is willing to seriously discuss and act upon a compromise that would result in Mr. Correnti being named as Chairman and Chief Executive Officer with a Board of Directors that supports him, we would be delighted

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November 29, 1999
Page 3


to meet with you to discuss such a proposal.



                                           Sincerely yours,


                                           The United Company Shareholder Group



Contact: The United Company Shareholder Group - (205) 458-5357